Exhibit 99.1

[ONEOK LOGO]	News

January 30, 2004	Analyst Contact:	Weldon Watson
918-588-7158

	Media Contact:	Don Sherry
405-551-6738

ONG Rate Adjustment Approved

OKLAHOMA CITY – The Oklahoma Corporation Commission today approved a plan that will allow Oklahoma Natural Gas Company, a division of Tulsa-based ONEOK, Inc. (NYSE: OKE), to adjust its rates in order to recover certain costs not reflected in its current rate structure. Those costs include ONG’s investment in service lines and cathodic protection, an increased level of uncollectible revenues, and a return on Oklahoma Natural’s investment in gas in storage. The Commission’s order also approves a modified distribution main extension policy and authorizes ONG to defer future homeland-security costs as they are incurred.

The plan, jointly submitted by ONG, the staff of the Commission’s Public Utility Division and the Oklahoma Attorney General’s office, allows the company additional annual revenue of $17,650,000. ONG estimates that a typical residential customer’s bill will increase by an average of $1.40 per month.

Last October, ONG filed an application seeking a $24.1 million annual increase, citing costs and investments not reflected in its current rate structure. After extensive discussions with Commission staff members and the Oklahoma Attorney General’s office, all of the parties agreed to the negotiated plan, which they characterized as “a fair, just and reasonable settlement of issues and that the terms and conditions are in the public interest.”

“We’re pleased with the constructive and cooperative manner in which we were able to work together to resolve issues in a way that serves the interests of both customers and the company,” said Oklahoma Natural Gas Company President Sam Combs.

The agreement authorizes the new rates to be in effect for a maximum of 18 months and categorizes a portion of the total additional revenues as interim and subject to refund until a final determination at the company’s next general rate case. ONG previously stated its intention to pursue a general rate review no later than January 31 of 2005.

The rate adjustment is anticipated to be in effect by February 1. The actual impact for 2004 is projected to be $14.1 million in additional revenues and $9.2 million in increased operating income, which is in line with projections included in ONEOK’s 2004 guidance.

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ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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